Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES A PREFERRED STOCK OF CISO GLOBAL, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of CISO Global, Inc., a Delaware corporation (the “Corporation”), by the Amended and Restated Certificate of Incorporation, the Board of Directors has by resolution duly provided for the issuance of and created a series of preferred stock of the Corporation, par value $0.00001 per share (the “Preferred Stock”), and in order to fix the designation and amount and the voting powers, preferences and relative, optional and other special rights, and the qualifications, limitations and restrictions, of such series of Preferred Stock, has duly adopted resolutions setting forth such rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of such series of Preferred Stock as set forth in this Certificate of Designations, Preferences and Rights of Series A Preferred Stock (this “Certificate”).

Section 1. Number of Shares and Designation. Nine Million Two Hundred Ninety-Seven Thousand Eight Hundred Ninety-Four (9,297,894) shares of Preferred Stock of the Corporation shall constitute a series of Preferred Stock designated as Series A Preferred Stock (the “Series A Preferred Stock”). The number of shares of Series A Preferred Stock may be increased (to the extent of the Corporation’s authorized and unissued Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors and the filing of a certificate of amendment with the Secretary of State of the State of Delaware.

Section 2. Rank. Each share of Series A Preferred Stock shall rank equally in all respects and shall be subject to the provisions herein. The Series A Preferred Stock shall, with respect to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise, (i) rank senior and prior to the Corporation’s common stock, par value $0.00001 per share (the “Common Stock”), and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms does not expressly rank senior to, or on parity with, the Series A Preferred Stock as to redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities, including the Common Stock, are collectively referred to herein as the “Junior Securities”), (ii) rank junior to each class or series of equity securities of the Corporation, whether currently issued or issued in the future, in each case without violation of this Certificate, that by its terms expressly ranks senior to the Series A Preferred Stock as to redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities are collectively referred to herein as the “Senior Securities”), and (iii) rank on parity with each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, in each case without violation of this Certificate, that expressly provides that it ranks on parity with the Series A Preferred Stock as to redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities are collectively referred to herein as the “Parity Securities”). The respective definitions of Junior Securities, Senior Securities and Parity Securities shall also include any securities, rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Senior Securities or Parity Securities, as the case may be.

Section 3. Definitions.

(a) As used herein, the following terms shall have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficially Own” and “Beneficial Ownership” has the meaning given such term in Rule 13d-3 promulgated under the Exchange Act, and a Person’s beneficial ownership of Capital Stock of any Person shall be calculated in accordance with the provisions of such rule, but without taking into account any contractual restrictions or limitations on voting or other rights; provided, however, that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities.

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors for the purposes in question.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City.

“Bylaws” means the Bylaws of the Corporation, as amended from time to time.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Certificate” has the meaning set forth in the preamble.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Change of Control” means the occurrence, directly or indirectly, of any of the following:

(i) any merger, sale, share exchange, consolidation, reorganization or other transaction or series of related transactions involving the Corporation after which holders of Common Stock immediately prior to such transaction do not own at least fifty percent (50%) of the combined voting power of the Voting Stock of the surviving entity;

(ii) any acquisition by any Person or Group (other than the Corporation or its Subsidiaries) of Beneficial Ownership of at least fifty percent (50%) of the combined voting power of the Voting Stock of the Corporation (or any successor or parent entity thereof) immediately following such acquisition;

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(iii) any sale, lease or other disposition of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole; or

(iv) if, during any one (1) year period, individuals who, at the beginning of such period, were members of the Board of Directors (together with new members of the Board of Directors whose election or nomination was approved by such individuals) cease for any reason to constitute a majority of the Board of Directors then in office.

“Common Stock” has the meaning set forth in Section 2.

“Conversion Time” has the meaning set forth in Section 8(a).

“Corporation” has the meaning set forth in the preamble.

“Debt Document” means any credit agreement, indenture, guarantee, security agreement, mortgage, deed of trust, letter of credit, reimbursement agreement, waiver, amendment or other contract, agreement, instrument or document relating to indebtedness of the Corporation or its Subsidiaries.

“DGCL” has the meaning set forth in the preamble.

“Dividend Payment Date” has the meaning set forth in Section 4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Entity” means any transnational, multinational, domestic or foreign federal, state, provincial or local governmental, regulatory or administrative authority, instrumentality, department, court, arbitrator, agency, commission or official, including any political subdivision thereof, any state-owned or state-controlled enterprise, or any non-governmental self-regulatory agency, commission or authority.

“Holder” means, at any time, any Person in whose name shares of Series A Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of such shares of Series A Preferred Stock for the purpose of making payment and for all other purposes.

“Issuance Date” means, with respect to a share of Series A Preferred Stock, the date of issuance of such share of Series A Preferred Stock.

“Issuance Price” means, with respect to a share of Series A Preferred Stock, $1.00 per share.

“Junior Securities” has the meaning set forth in Section 2.

“Law” means any statute, law, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by any Governmental Entity.

“Liquidation” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Liquidation Preference” means, with respect to each share of Series A Preferred Stock, 100% of the Issuance Price.

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“Liquidation Value” means, with respect to a share of Series A Preferred Stock, as of a date of determination, the Liquidation Preference.

“Optional Redemption” has the meaning set forth in Section 6(a).

“Optional Redemption Date” has the meaning set forth in Section 6(c).

“Optional Redemption Notice” has the meaning set forth in Section 6(c).

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Preferred Aggregate Liquidation Value” means, as of any date of determination, the aggregate Liquidation Value of the Series A Preferred Stock.

“Preferred Holders” means, collectively, the Holders of the Series A Preferred Stock.

“Preferred Requisite Vote” means the affirmative vote or written consent of Preferred Holders that hold issued and outstanding shares of Series A Preferred Stock, voting separately as a single class without regard to class or series, representing a majority of the Preferred Aggregate Liquidation Value.

“Preferred Stock” has the meaning set forth in the preamble.

“Redemption Agent” means a bank or trust company in good standing, organized under the Laws of the United States of America or any jurisdiction thereof that has a combined capital and surplus of at least $500 million (or if such bank or trust company is a member of a bank holding company system, its bank holding company shall have a combined capital and surplus of at least $500 million), provided that if such bank or trust company publishes reports of condition at least annually, pursuant to Law or to the requirements of any supervising or examining authority, then for the purposes of this definition, the combined capital and surplus of such bank or trust company shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“Redemption Price” has the meaning set forth in Section 6(b).

“Register” means the securities register maintained in respect of the Series A Preferred Stock by the Corporation, or to the extent the Corporation has engaged a transfer agent, such transfer agent.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which such Person or a subsidiary of such Person is a general partner or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests which have by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof.

“Voting Stock” means, with respect to any Person, Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the board of directors (or similar governing body) of such Person (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than common equity) shall have or might have voting power by reason of the happening of any contingency).

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(b) In addition to the above definitions, unless the context requires otherwise:

(i) any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;

(ii) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(iii) references to “$” or “Dollars” means the lawful coin or currency of the United States of America; and

(iv) references to “Section” are references to Sections of this Certificate.

Section 4. Dividends.

(a) From and after the Issuance Date of any share of Series A Preferred Stock, cumulative dividends on such share of Series A Preferred Stock shall accrue, whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 10% per annum on the sum of the Issuance Price thereof plus all unpaid accrued and accumulated dividends thereon. All accrued dividends on any share of Series A Preferred Stock shall be paid in cash or Capital Stock of the Corporation (as determined in the Corporation’s sole discretion) when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Series A Preferred Stock in accordance with the provisions of Section 5 or Section 6; provided, that to the extent not paid on the last day of March, June, September, and December of each calendar year (each such date, a “Dividend Payment Date”), all accrued dividends on any share shall accumulate and compound on the applicable Dividend Payment Date whether or not declared by the Board and shall remain accumulated, compounding dividends until paid pursuant hereto or converted pursuant to Section 8. All accrued and accumulated dividends on the shares of Series A Preferred Stock shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities, other than to (a) declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock or (b) repurchase Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase.

(b) Holders of shares of Series A Preferred Stock shall not be entitled to participate in dividends or distributions of any nature paid on or in respect of the Common Stock.

Section 5. Liquidation Rights.

(a) In the event of any Liquidation, each Holder shall be entitled to receive liquidating distributions out of the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Securities, including, without limitation, the Common Stock, for such Holder’s shares of Series A Preferred Stock in an amount equal to the aggregate Liquidation Value of such shares as of the date of the Liquidation.

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(b) In the event the assets of the Corporation available for distribution to stockholders upon a Liquidation shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of Series A Preferred Stock pursuant to Section 5(a), such assets, or the proceeds thereof, shall be distributed among the Holders ratably in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation.

(c) A Change of Control (other than in connection with the liquidation, dissolution or winding up of its business) shall not by itself be deemed to be a Liquidation for purposes of this Section 5.

Section 6. Optional Redemption.

(a) The Corporation shall have the right, at any time or from time to time, to redeem any or all of the issued and outstanding shares of Series A Preferred Stock, exercisable by delivery of an Optional Redemption Notice pursuant to Section 6(c) (an “Optional Redemption”). If a Holder is a member of the Company’s Board of Directors, Holder will be recused from a vote on Optional Redemption due to a perceived or actual conflict of interest.

(b) Any Optional Redemption shall be subject to the terms, conditions and provisions of the Debt Documents then in effect. Any Optional Redemption shall be at a purchase price per share, payable in cash, equal to the Liquidation Value (the “Redemption Price”).

(c) The Corporation shall deliver notice of any Optional Redemption (the “Optional Redemption Notice”), by first-class mail, postage prepaid, addressed to the Holders of the Series A Preferred Stock as they appear in the Register as of the date of such Optional Redemption Notice, stating the following: (A) the date of such Optional Redemption (the “Optional Redemption Date”); (B) the per share and aggregate Redemption Price of such Holder’s applicable shares of Series A Preferred Stock; and (C) the name of the Redemption Agent to whom, and the address of the place where, the applicable shares of Series A Preferred Stock are to be surrendered for payment of the applicable Redemption Price and a description of the procedure that a Holder must follow to have such shares of Series A Preferred Stock redeemed. Following delivery of the Optional Redemption Notice by the Corporation in accordance with this Section 6(c), the Corporation shall redeem, or shall cause to be redeemed, all then issued and outstanding shares of Series A Preferred Stock on the Optional Redemption Date.

(d) On or prior to the Optional Redemption Date, the Corporation shall deposit with the applicable Redemption Agent in trust funds consisting of cash or cash equivalents sufficient to pay the aggregate Redemption Price for the shares of Series A Preferred Stock to be redeemed on the applicable Optional Redemption Date. The deposit in trust with the Redemption Agent shall be irrevocable as of the Optional Redemption Date, except that the Corporation shall be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any such deposit. Notwithstanding the deposit of such funds with the Redemption Agent, the Corporation shall remain liable for the payment of the Redemption Price to the extent such Redemption Price is not paid as provided herein. Subject to Section 6(f), if on or prior to the Optional Redemption Date, the Corporation shall have deposited in accordance with this Section 6(d) money in immediately available funds, designated for the redemption of the shares of Series A Preferred Stock to be redeemed on the Optional Redemption Date and sufficient to pay the aggregate Redemption Price as of the Optional Redemption Date for the applicable shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed to be outstanding, and all powers, designations, preferences and other rights of the Holder thereof as a Holder of Series A Preferred Stock (except the right to receive from the Corporation the Redemption Price) shall cease and terminate with respect to such shares.

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(e) The Redemption Agent on behalf of the Corporation shall pay the Redemption Price on the later to occur of (A) the Optional Redemption Date and (B) the date on which surrender of the certificates representing the shares of Series A Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if letters of transmittal and instructions therefor on reasonable terms are included in the notice sent by the Corporation) occurs; provided that if such certificates are lost, stolen or destroyed, the Corporation may require such Holder to indemnify the Corporation, in a reasonable amount and in a reasonable manner, and post a customary bond in respect of such indemnity, prior to paying such Redemption Price.

(f) Notwithstanding anything to the contrary in this Certificate, if an Optional Redemption Notice is given by the Corporation in accordance with Section 6(c) and the funds of the Corporation legally available to redeem the shares of Series A Preferred Stock on the Optional Redemption Date specified in such notice are insufficient to redeem such shares, then, without limiting any other consequence hereunder, the Corporation shall (i) purchase the maximum number of shares of Series A Preferred Stock that may be purchased with legally available funds, on a pro rata basis, and (ii) purchase any remaining shares, on a pro rata basis, as soon as it has any additional legally available funds. For the avoidance of doubt, notwithstanding anything contained herein to the contrary, in the event that the Holders of the Series A Preferred Stock have properly surrendered the certificates representing all shares of Series A Preferred Stock to be redeemed on the Optional Redemption Date and the Redemption Agent, on behalf of the Corporation, does not pay the applicable Redemption Price in full on the Optional Redemption Date, then such shares of Series A Preferred Stock not redeemed on the Optional Redemption Date will remain outstanding following the Optional Redemption Date and will be entitled to all of the powers, designations, preferences and other rights provided herein until such time as the applicable Redemption Price is paid in full.

Section 7. Voting Rights. The Holders of shares of Series A Preferred Stock shall not be entitled to vote on any matters submitted to a vote of stockholders of the Corporation, except as otherwise required by applicable Law, the Certificate of Incorporation or Bylaws.

Section 8. Conversion Rights.

(a) As determined in the sole discretion of the Board of Directors, and at the Company’s option, each share of Series A Preferred Stock shall convert into shares of Common Stock, without the payment of additional consideration by the Holder thereof, into such whole number of fully paid and non-assessable shares of Common Stock (calculated as provided in Section 8(b) below), as is determined by (i) multiplying the number of shares of Series A Preferred Stock to be converted by the Issuance Price thereof, (ii) adding to the result all accrued and accumulated and unpaid dividends on such shares of Series A Preferred Stock to be converted, and then (iii) dividing the result by the Liquidation Value. The effective time of the conversion shall be referred to herein as the “Conversion Time.”

(b) The number of shares of Common Stock issuable to a holder of Series A Preferred Stock upon conversion of such Series A Preferred Stock shall be the nearest whole share, after aggregating all fractional interests in shares of Common Stock that would otherwise be issuable upon conversion of all shares of Series A Preferred Stock being converted by such holder (with any fractional interests after such aggregation representing 0.5 or greater of a whole share being entitled to a whole share). For the avoidance of doubt, no fractional interests in shares of Common Stock shall be created or issuable as a result of the conversion of the Series A Preferred Stock pursuant to Section 8(a).

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(c) The Holder of shares of Series A Preferred Stock being converted that holds such shares of Series A Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 8, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items explicitly provided for in this Section 8. As soon as practicable after the Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof or issue and deliver to such holder, or to his, her or its nominees, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

Section 9. Certificates.

(a) Transfer Agent. The Corporation may appoint a transfer agent and remove its transfer agent in accordance with the agreement between the Corporation and such transfer agent; provided that the Corporation shall appoint a successor transfer agent of recognized standing who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders.

(b) Form and Dating. The Series A Preferred Stock shall be initially issued and thereafter evidenced only in definitive, certificated form. Each Series A Preferred Stock certificate shall be dated the date of its authentication.

(c) Execution and Authentication. Two officers of the Corporation shall sign any Series A Preferred Stock certificate for the Corporation by manual or facsimile signature.

(d) Transfer and Exchange. When (i) a Series A Preferred Stock certificate is presented to the Corporation or the Corporation’s transfer agent, if any, with a request to register the transfer of such Series A Preferred Stock certificate, or (ii) Series A Preferred Stock certificates are presented to the Corporation or the Corporation’s transfer agent, if any, with a request to exchange such Series A Preferred Stock certificates for a Series A Preferred Stock certificate representing a number of shares of Series A Preferred Stock equal to the combined number of shares of Series A Preferred Stock represented by such presented certificates, the Corporation or the Corporation’s transfer agent, as applicable, shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Series A Preferred Stock certificates surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Corporation’s transfer agent, if any, duly executed by the holder thereof or its attorney duly authorized in writing;

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(ii) are being transferred or exchanged in accordance with the restrictions listed in the Exchange Agreement; and

(iii) if such Series A Preferred Stock certificates are being delivered to the Corporation or the Corporation’s transfer agent, if any, by a Holder for registration in the name of such Holder, without transfer, a certification is provided from such Holder to that effect.

(e) Obligations with Respect to Transfers of Series A Preferred Stock.

(i) Subject to the restrictions on transfer of the Series A Preferred Stock set forth in the Exchange Agreement, to permit registrations of transfers and exchanges, the Corporation shall execute, and the Corporation’s transfer agent, if any, shall authenticate, Series A Preferred Stock certificates as required pursuant to the provisions of this Section 9(e).

(ii) All Series A Preferred Stock certificates issued upon any registration of transfer or exchange of Series A Preferred Stock certificates in accordance with Section 9(d) shall be the valid obligations of the Corporation, entitled to the same benefits under this Certificate as the Series A Preferred Stock certificates surrendered upon such registration of transfer or exchange.

(iii) Prior to due presentment for registration of transfer of any shares of Series A Preferred Stock, the Corporation and the Corporation’s transfer agent, if any, may deem and treat the Person in whose name such shares of Series A Preferred Stock are registered as the absolute owner of such Series A Preferred Stock, and neither such transfer agent nor the Corporation shall be affected by notice to the contrary. All notices and communications to be given to the Holders and all payments to be made to Holders under the Series A Preferred Stock shall be given or made only to the Holders.

(f) Replacement Certificates. If any Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, and the Corporation’s transfer agent, if any, or duly authorized officers shall countersign a replacement Series A Preferred Stock certificate of like tenor and representing an equivalent amount of Series A Preferred Stock. If required by the transfer agent or the Corporation, such Holder shall furnish evidence of loss, theft or destruction of such certificate and, if requested by the Corporation, an indemnity on customary terms for such situations reasonably satisfactory to the Corporation.

(g) Temporary Certificates. Until definitive Series A Preferred Stock certificates are ready for delivery, the Corporation may prepare and the Corporation’s transfer agent, if any, or duly authorized officers shall countersign temporary Series A Preferred Stock certificates. Temporary Series A Preferred Stock certificates shall be substantially in the form of definitive Series A Preferred Stock certificates but may have variations that the Corporation considers appropriate for temporary Series A Preferred Stock certificates. Without unreasonable delay, the Corporation shall prepare and the Corporation’s transfer agent, if any, or duly authorized officers shall countersign definitive Series A Preferred Stock certificates and deliver them in exchange for temporary Series A Preferred Stock certificates.

(h) Cancellation. In the event the Corporation shall redeem or otherwise acquire Series A Preferred Stock, the Series A Preferred Stock certificates representing such redeemed or acquired shares shall thereupon be delivered to the Corporation or the Corporation’s transfer agent, if any, for cancellation.

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(i) Taxes. The issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto, or certificates representing such shares or securities, shall be made without charge to the Holder for such shares or certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, including, without limitation, any share transfer, documentary, stamp or similar tax; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities were issued, delivered or registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

Section 10. Miscellaneous.

(a) Good Faith. The Corporation shall not, by amendment of the Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Certificate, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of Series A Preferred Stock as set forth in this Certificate.

(b) Status of Shares. Shares of Series A Preferred Stock which have been redeemed, repurchased or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more, subject to and in accordance with the provisions of Section 7, designated as part of a particular series of Preferred Stock by the Board of Directors.

(c) Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (or by first class mail if the same shall be specifically permitted for such notice under the terms of this Certificate) with postage prepaid, addressed: (i) if to the Corporation, to its principal executive offices, or to any transfer or other agent of the Corporation designated to receive such notice as permitted by this Certificate, (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Register or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(d) Severability. If any right, preference or limitation of the Series A Preferred Stock set forth in this Certificate (as may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of Law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(e) Other Rights. The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation, in any contractual arrangement with the Corporation, or as provided by applicable Law.

(f) Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(g) Effectiveness. This Certificate shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed and acknowledged by its undersigned duly authorized officer this ____ day of August, 2025.

CISO GLOBAL, INC.

By:
Name:	David G. Jemmett
Title:	Chief Executive Officer

Signature Page to the Certificate of Designations (Series A Preferred Stock)